EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this "Agreement") is made and entered into as of July 30, 2010 by and among CarePayment Technologies, Inc., an Oregon corporation ("Parent"); CPYT Acquisition Corp., a Delaware corporation ("Merger Sub"), and wholly-owned subsidiary of Parent;  Vitality Financial, Inc., a Delaware corporation (the "Company" or "VF"); each stockholder of the Company set forth on attached Schedule I (collectively, the "Stockholders)"; and Aleem Choudhry as the representative of the Stockholders (the "Stockholders' Representative"). Each of the foregoing is a "Party" and collectively they are the "Parties."  Certain capitalized terms used herein shall have the meanings ascribed thereto on Exhibit A hereto.

RECITALS

A.          The Boards of Directors of each of Parent, Merger Sub and the Company believe it is advisable and in the best interests of each corporation and their respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the "Merger"), with the Company being the Surviving Corporation, upon the terms and conditions set forth herein, and, in furtherance thereof, have approved this Agreement and the Merger.

B.           Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement all of the issued and outstanding shares of Company Capital Stock shall be converted into the right to receive shares of Parent's Series E Convertible Preferred Stock, no par value per share ("Series E Preferred Stock").

C.           The Company, the Stockholders, Parent and Merger Sub desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1
THE MERGER

1.1.        Effects of the Merger.  The Merger shall be effected, as of the Effective Time, upon the terms and subject to the conditions of this Agreement. The separate corporate existence of the Company with all of its rights, privileges, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL"). From and after the Effective Time, the Company is sometimes referred to herein as the "Surviving Corporation."

1.2.        Certificate of Merger.  The Merger shall be effected by, and shall be effective upon, the filing of a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware complying with the requirements of the DGCL, and in form and substance satisfactory to Parent and the Company (the point in time at which such certificate of merger is filed being herein referred to as the "Effective Time" or the "Closing").

1.3.        Certificate of Incorporation; By-Laws.  At the Effective Time: (a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to be identical to the Certificate of Incorporation of the Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be Vitality Financial, Inc., as set forth in Exhibit A to the Certificate of Merger; (b) the Bylaws of the Surviving Corporation shall be the bylaws of the Company as in effect immediately prior to the Effective Time; and (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be those individuals designated by Parent in its sole discretion.

1.4.        Effect of Merger on Company Capital Stock.  For purposes of this Agreement, the "Merger Consideration" shall be the consideration that a Stockholder is entitled to receive pursuant to Section 1.5.

(a)           Company Capital Stock.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Stockholder, each outstanding share of Company Capital Stock issued and outstanding immediately prior to the Effective Time, will be canceled and extinguished and be converted automatically into the right to receive a portion of the Merger Consideration as determined in accordance with the terms of the Company Charter Documents as set forth on attached Schedule I.

(b)           Company Treasury Stock.  On and after the Effective Time, each share of Company Capital Stock issued and held in the Company's treasury at the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and be retired without payment of any consideration therefor and cease to exist.

(c)           Capital Stock of Merger Sub.  At the Effective Time, each share of common stock, par value $0.001 per share, of Merger Sub shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation.

1.5.        Merger Consideration; Exchange of Certificates.

(a)           The consideration for the Merger consists of 97,500 shares of Series E Preferred Stock (the "Merger Consideration").

(b)           Upon surrender to Parent of any certificates or instruments evidencing the Company Capital Stock (the "Certificates"), together with duly executed stock or other powers, following the Effective Time the holder thereof shall be entitled to receive from Parent, subject to the escrow provisions of Section 8.4, that portion of the Merger Consideration equal to the number of shares of Series E Preferred Stock as set forth opposite such holder's name on attached Schedule I.

(c)           Each such Certificate so surrendered pursuant to the provisions of this Section 1.5 shall be canceled.  If payment or delivery is to be made to a Person other than the Person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on the certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment either pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate so surrendered or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. All Merger Consideration paid upon surrender of the Certificates in accordance with this Section 1.5 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock represented by such Certificates.

(d)           After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time.

(e)           Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Capital Stock or any other Person with respect to any Merger Consideration delivered to any public official in good faith pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.6.        Further Action.  If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub and the Company) to take such action.

SECTION 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company makes the following representations and warranties to Parent, subject to such exceptions as are set forth in the disclosure schedule delivered by the Company to Parent on the date of this Agreement (the "Disclosure Schedule").  The Disclosure Schedule shall be arranged in sections corresponding to the lettered and numbered sections contained in this Section 2.  If an item is disclosed in one section of the Disclosure Schedule, it shall be deemed to have been disclosed in any other section of the Disclosure Schedule only if the relevance of such disclosure to the other section is reasonably apparent on its face.

2.1.        Subsidiaries; Due Organization of the Company.

(a)           The Company has no Subsidiaries.  The Company does not own, and has never owned, any capital stock of, or any equity interest of any nature in, any other Entity.  The Company has not agreed, is not obligated to make and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.  The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has all necessary corporate power and authority:  (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)           The Company is duly qualified, authorized or registered as a foreign corporation to transact business under the laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where failure to qualify or be registered would not have a Material Adverse Effect.  The Company is in good standing as a foreign corporation in each of the jurisdictions where it is qualified, authorized or registered as a foreign corporation.

(d)           The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "Vitality Financial, Inc."

(e)           Section 2.1(e) of the Disclosure Schedule accurately sets forth as of the date of this Agreement:  (i) the names of the members of the Board of Directors of the Company; and (ii) the names and titles of the officers of the Company.

2.2.        Capitalization, Etc.

(a)           The authorized capital stock of the Company consists of 11,029,762 shares of Company Common Stock, of which 4,500,000 shares have been issued and are outstanding as of the date of this Agreement, and 3,970,238 shares of Company Preferred Stock, all of which shares have been designated Series A Preferred Stock and 2,845,373 shares of which Series A Preferred Stock are outstanding as of the date of this Agreement.  As of the date hereof, the Company Capital Stock is held of record by the Persons in the amounts and with the domicile addresses set forth in Schedule I attached hereto.  The Company does not hold any shares of its capital stock in its treasury.  All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable.  There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock.  Each share of outstanding Company Preferred Stock is convertible into Company Common Stock on a one-for-one basis.  None of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right.  None of the outstanding shares of Company Capital Stock is subject to any right of first refusal or similar right in favor of the Company or any other Person.  There is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock.  The Company is not under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or any other securities.

(b)           As of the date of this Agreement, there are no Company Options issued or outstanding and the Company Option Plan has been terminated. The Company has previously provided Parent with evidence of the termination of all previously issued or outstanding Company Options and of the Company Option Plan. There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company, including stock appreciation, phantom stock or other similar rights; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iii) Contract under which the Company is obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(c)           All outstanding shares of Company Capital Stock have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(d)           The Company has never repurchased, redeemed or otherwise reacquired any shares of Company Capital Stock, other than Company Options forfeited by Company Employees in connection with the termination of a Company Employee's employment with the Company.  All securities so reacquired by the Company were reacquired in compliance in all material respects with (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

2.3.        Certificate of Incorporation and Bylaws; Records.  The Company has delivered to Parent accurate and complete copies of: (a) the Company Charter Documents; (b) all stock records of the Company; and (c) all minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the Board of Directors of the Company and all committees of the Board of Directors of the Company.  The foregoing are accurate and complete in all material respects.

2.4.        Authority.   The Company has all requisite corporate power and authority to enter into this Agreement and any other agreement that is an exhibit to, or a certificate delivered pursuant to, this Agreement or is entered into by the Company in connection with this Agreement (collectively, the "Ancillary Agreements") and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement and the Ancillary Agreements have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery thereof by the other parties thereto, constitutes the valid and binding obligation of the Company, enforceable in accordance with their respective terms.

2.5.        Financial Statements.

(a)           Attached hereto as Section 2.5(a) of the Disclosure Schedule are the unaudited balance sheets of the Company as at December 31, 2008, December 31, 2009 and June 30, 2010 and the related consolidated statements of income and cash flows for the corresponding twelve- and six-month periods (collectively, the "Financial Statements").  The unaudited balance sheet of the Company as at June 30, 2010 is sometimes referred to in this Agreement as the "Balance Sheet."  The Financial Statements (i) are derived from and in accordance with the books and records of the Company; (ii) fairly present the financial condition of the Company at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified; and (iii) are true, complete and correct in all material respects.

(b)           The Company has in place systems and processes (including the maintenance of proper books and records) that, to the Knowledge of the Company, are customary for companies at the same stage of development as the Company designed to provide reasonable assurances that (i) transactions are executed in accordance with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the assets of the Company; (iii) access to the assets of the Company is permitted only in accordance with management's authorization; (iv) the reporting of the assets of the Company is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis (such systems and processes are herein referred to as the "Controls").  The Company has not identified or received any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Controls or the Financial Statements.  To the Knowledge of the Company, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements.

2.6.        No Undisclosed Liabilities.  The Company does not have any Liabilities, except those (a) that have been disclosed, in reasonable detail, in the Financial Statements or in the notes thereto; (b) incurred pursuant to or, in connection with, this Agreement or the transactions hereunder; or (c) incurred since June 30, 2010 in the ordinary course of business of the Company consistent with past practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of applicable laws); or (d) that have been disclosed in the Disclosure Schedules.  This Section 2 (as modified by the Disclosure Schedule) does not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained in this Section 2 (in the light of the circumstances under which such representations, warranties and information were made or provided) not false or misleading in any material respect.

2.7.        No Changes.  Since June 30, 2010:  (a) there has not been any Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Material Adverse Effect; (b) there has not been any loss, damage or destruction to, or any interruption in the use of, any of the material assets of the Company (whether or not covered by insurance); (c) the Company has not made any capital expenditure which exceeds $20,000; (d) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness; (e) the Company has not entered into any transaction or taken any other action outside the ordinary course of business or inconsistent with past practices; and (f) the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(e)" of this sentence.

2.8.        Tax and Other Returns and Reports.

(a)           The Company has timely filed all Tax Returns relating to Taxes required to be filed by it through the date of this Agreement. To the Knowledge of the Company, all such Tax Returns are complete and correct in all respects.  The Company is not the beneficiary of any extension of time within which to file any Tax Return.  No claim has been made by a Governmental Body in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation in that jurisdiction or is obliged to act as withholding agent under the laws of that jurisdiction.  The Company has delivered or made available to Parent complete copies of all Tax Returns, audit reports and statements of deficiencies assessed against or agreed to by the Company for all taxable periods since inception of the Company.  All Taxes due and owing by the Company (whether or not shown on any Tax Returns) have been timely paid.

(b)           With respect to any period for which Tax Returns have not yet been filed, or with respect to which Taxes are not yet due or owing (i) the unpaid Taxes do not, as of the most recent month end, exceed the reserve for Tax set forth in the Balance Sheet and (ii) shall not exceed that reserve as adjusted for operations and transactions through the date of this Agreement in accordance with the past custom and practice of the Company in filing its Tax Returns.  The Company has not incurred any liability for Taxes except in the ordinary course of business.

(c)           (i) To the Knowledge of the Company, no Tax Return of the Company is under audit or examination by the IRS or any state or local Governmental Body; (ii) no audit or other proceeding in any court or with any Governmental Body is pending with respect to Taxes of the Company; and (iii) the Company has not received any notification that such an audit or proceeding may be commenced.

(d)           All deficiencies and proposed adjustments with respect to Taxes for which the Company is liable have been resolved, and there are no existing circumstances which reasonably may be expected to result in assertions of other Tax deficiencies or proposed adjustments.

(e)           There are no outstanding agreements, waivers or arrangements to extend the statutory period of limitations applicable to any claim for Taxes due from or with respect to the Company for any taxable period, nor has any such agreement, waiver or arrangement been requested.

(f)           No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Governmental Body with respect to the Company.

(g)           There is not currently in effect any power of attorney granted by or on behalf of the Company relating to Taxes.

(h)           The Company has (i) duly and timely withheld and paid over to the appropriate Governmental Bodies all Taxes and other amounts required to be so withheld and paid over for all periods under all applicable Legal Requirements in connection with amounts paid or owing to any employee, independent contractor, subcontractor, lender, shareholder or other third party and (ii) complied in all material respects with all information reporting and withholding requirements under applicable Legal Requirements, including maintenance of required records with respect thereto.

(i)           The Company (i) has not agreed to or is required to make any adjustments pursuant to Section 481(a) or Section 482 of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or otherwise, and (ii) has not consummated or participated in any transaction which was or is a "tax shelter" transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder.

(j)           The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Effective Time, other than any change in method of accounting that occurs as a result of or after the Effective Time; (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar Legal Requirement) executed on or prior to the Effective Time; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar Legal Requirement) consummated on or prior to the Effective Time; (iv) installment sale or open transaction disposition made on or prior to the Effective Time; or (v) prepaid amount received on or prior to the Effective Time.

(k)           The Company has not taken any action not in accordance with past practice that would have the effect of deferring a Tax from a period (or portion thereof) ending on or before the Effective Time to a period (or portion thereof) beginning after the Effective Time. Except to the extent adequately reserved for on the Financial Statements, the Company will not be required to include in any taxable period (or portion thereof) beginning after the Effective Time an amount of taxable income attributable to income that accrued for financial statement purposes but was not recognized for Tax purposes in any taxable period (or portion thereof) ending on or before the Effective Time, including but not limited to any deferred income resulting from (i) any method of accounting employed (including but not limited to the long-term contract method of accounting); (ii) the use of the installment method pursuant to Section 453 of the Code; (iii) the receipt of any prepaid amount on or before the Effective Time; (iv) any intercompany transaction (as defined in Treasury Regulations Section 1.1502-13); or (v) any excess loss account (as defined in Treasury Regulations Section 1.1502-19) with respect to the stock of any Subsidiary of the of the Company.

(l)           The Company has disclosed in its Company Returns any Tax reporting position taken in any Company Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable Legal Requirement.

(m)           The Company neither (i) is a party to any joint venture, partnership or other agreement or arrangement which is, or is required to be, treated as a partnership for U.S. federal income Tax purposes; nor (ii) owns an interest in any entity that is treated as a disregarded entity for U.S. federal income Tax purposes.

(n)           The Company has never been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar provision of state, local or foreign law) that has filed or is required to file consolidated, combined, unitary or similar Tax Returns in which such entity was required to be included.  Neither the Company nor any of its subsidiaries is liable for, or is required to make any contribution with respect to, Taxes of any other person or entity by reason of contract, assumption, transferee or successor liability, operation of law, Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or otherwise. The Company neither is nor has been a party to any Tax sharing, allocation, indemnity or similar agreement (whether formal or informal, written or unwritten).

(o)           The Company neither owns nor has ever owned (directly or indirectly) an interest in a (i) "passive foreign investment company"; (ii) "controlled foreign corporation"; or (iii) "domestic international sales corporation," each within the meaning of the Code.

(p)           The Company has no elections in effect for federal income tax purposes under Sections 108 (cancellation of indebtedness), 168 (depreciation), 338 (acquisitions), or 441 (accounting) of the Code.

2.9.        Restrictions on Business Activities.   There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of its employees is a party or otherwise binding upon the Company or any of its employees that has or reasonably could be expected to have the effect of materially prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct by the Company of its business.

2.10.      Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.  The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (a) all assets reflected on the Balance Sheet; (b) all of the Company's rights under the Contracts; and (c) all other assets reflected in the books and records of the Company as being owned by the Company.  All of such assets are owned by the Company free and clear of any Encumbrances.  All items of equipment and other tangible assets owned by or leased to the Company are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Company in the manner in which such business is being conducted as of the date of this Agreement.  The Company does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Section 2.10 of the Disclosure Schedule

2.11.      Intellectual Property.

(a)           None of Company's Intellectual Property Rights have been registered with any Governmental Body.

(b)           The Company has taken reasonable measures to protect its trade secrets and confidential information.

(c)           The Company is the registrant of the domain names listed in Section 2.11(c) of the Disclosure Schedule, which registrations are in full force and effect and will continue in full force and effect as provided in the Disclosure Schedule.

(d)           The Company has the right to use all of the Intellectual Property that it currently uses in its business.  Without limiting the generality of the preceding, the Company either owns or has fully paid up, and valid licenses for all the software and software-as-a-service that the Company uses in its business and/or that is located on any Company hardware, server, computer, mobile device or any other computing device.

(e)           To the Knowledge of the Company, the operation of the business of the Company has not in the past, does not presently and will not in future (if conducted as currently contemplated) infringe or misappropriate any Intellectual Property Right of any third party or violate any third party's right to privacy or publicity or constitute unfair competition or trade practices, except as could not reasonably be expected to have a Material Adverse Effect.

2.12.      Agreements, Contracts and Commitments.

(a)           Except as disclosed in Section 2.12(a) of the Disclosure Agreement, the Company is not a party to any of the following (each, a "Material Contract"):

 (i)           any Contract (A) relating to the employment of, or the performance of services by, any employee, consultant or independent contractor, (B) pursuant to which the Company is or may become obligated to make any severance, termination or similar payment to any current or former employee or director, or (C) pursuant to which the Company is or may become obligated to make any bonus, success, retention, change-of-control or similar payment (other than payments constituting base salary) to any current or former employee or director;

 (ii)          any Contract for the acquisition, sale, transfer, use or development of any Intellectual Property or Intellectual Property Right;

 (iii)         any Contract relating to the acquisition, sale, spinoff or outsourcing of any business unit or operation or any product line of the Company or of a third Person;

 (iv)         any Contract that provides for indemnification of any officer, director, employee or agent;

 (v)          any Contract limiting the freedom of the Company to engage or participate, or compete with any other Person, in any line of business, market or geographic area.

 (vi)         any Contract creating or involving any agency relationship (including sales representative agreements), distribution or reseller arrangement or franchise relationship;

 (vii)        any Contract with one or more Persons creating, relating to or concerning (A) any partnership, joint venture, joint development or other similar arrangement or (B) an arrangement for the sharing of revenues, profits, losses, costs or liabilities or other similar arrangement;

 (viii)       any Contract (other than Contracts evidencing Company Options) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities, or (C) providing the Company with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

 (ix)         any Contract relating to the creation of any Encumbrance other than Permitted Encumbrances with respect to any asset of the Company;

 (x)          any Contract incorporating or relating to any guaranty, any warranty, any pledge, any performance or completion bond or any indemnity or similar obligation, except for Contracts substantially the same as the standard forms of Customer Contracts previously delivered by the Company to Parent;

 (xi)         any Contract relating to any hedging, future, options or other derivatives (other than Contracts for Company Options;

 (xii)        any real estate lease;

 (xiii)       any Contract constituting or relating to a Government Contract or Government Bid;

 (xiv)       any Contract (A) imposing any confidentiality obligation on the Company or on any other Person (other than nondisclosure agreements entered into by the Company in the ordinary course of business); (B) containing "standstill" or similar provisions; or (C) providing any right of first negotiation, right of first refusal or similar right to any Person;

 (xv)        any Contract with any current or former stockholder, employee, officer or director of the Company, or, to the Knowledge of the Company, any "affiliate" or "associate" of such Persons (as such terms are defined in the rules and regulations promulgated under the Securities Act) (any of the foregoing, a "Related Party"), including any Contract providing for the furnishing of services by, rental of real or Personal property from, or otherwise requiring payments to, or from, any Related Party;

 (xvi)       any other Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $2,500 in the aggregate by the Company, or that contemplates or involves the performance by the Company of services having a cost to the Company in excess of $2,500 in the aggregate;

 (xvii)      any Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by the Company, in connection with this Agreement and the Merger;

 (xviii)     any settlement agreement under which the Company releases or is released from any claims or liabilities;

 (xix)        any other Contract that, to the Company's Knowledge, could reasonably be expected to be material to the Company;

 (xx)         any other Contract, if a breach of such Contract or the termination of such Contract could reasonably be expected to have or result in a Material Adverse Effect;

 (xxi)        any Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated by the occurrence of the Merger, or the value of any of the benefits of which will be calculated on the basis of the Merger; or

 (xxii)       any fidelity or surety bond or completion bond.

(b)           The Company has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, in any material respect any of the terms or conditions of any Material Contract.  Each Material Contract is in full force and effect and, to the Knowledge of the Company, is not subject to any material default thereunder by any party obligated to the Company pursuant thereto.  The Company has not released or waived any material right under any Material Contract other than in the ordinary course of business.  True copies of the written Material Contracts, including all amendments and supplements thereto, have been made available to Parent, together with full, complete and accurate descriptions of all oral Material Contracts.

(c)           Neither the execution of the Agreement nor the consummation of the transactions contemplated hereby shall constitute an event of default under, give rise to a right of termination under, or require the consent of any party to, any Material Contract.

2.13.      Interested Party Transactions.  No officer, director or shareholder of the Company, has, directly or, to the Knowledge of the Company, indirectly, (i) an interest in any Entity which furnished or sold, or furnishes or sells, services or products related to hospital patient financing that the Company furnishes or sells; (ii) an interest in any Entity that purchases from or sells or furnishes to the Company any goods or services; or (iii) a beneficial interest in any Material Contract; provided, that, ownership of no more than 2% of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section 2.13.  Each transaction between the Company and any of the foregoing interested parties is, to the Knowledge of the Company, on terms no less favorable to the Company as would be obtained in similar transactions between unaffiliated parties.

2.14.      Litigation.  There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened against the Company.  To the Knowledge of the Company, there is no investigation pending or threatened against the Company, its properties or any of its officers or directors as such by or before any Governmental Body.  None of the matters described on Section 2.14 of the Disclosure Schedule, if any, if adversely determined, would, individually or in the aggregate, result in a Material Adverse Effect.

2.15.      Customers and Suppliers.  Section 2.15 of the Disclosure Schedule lists the Company's combined top 10 customers and suppliers on the basis of revenue for the first six months of 2010, for 2009 and 2008.  None of such customers or suppliers has canceled or terminated or, to Knowledge of the Company, threatened to cancel or terminate, its relationship with the Company.  To the Knowledge of the Company, none of such customers or suppliers:  (a) intends to cease doing business with the Company or (b) is insolvent or threatened with bankruptcy or insolvency.

2.16.      Brokers' and Finders' Fees.  The Company has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.17.      Employee Benefit Plans.

(a)           Schedule.  Section 2.17(a) of the Disclosure Schedule contains a list of each Company Employee Plan and Company Employee Agreement in effect as of the date of this Agreement.

(b)           Documents.  The Company has made available to Parent copies of each Company Employee Plan, and all related trust documents and all amendments thereto, and each Company Employee Agreement and all amendments thereto in effect as of the date of this Agreement.  Except as disclosed on Section 2.17(a) of the Disclosure Schedule, there is no Company Employee Plan or Company Employee Agreement subject to ERISA.

(c)           Company Employee Plan Compliance.  The Company and its ERISA Affiliates have performed in all material respects all obligations required to be performed by them under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code.

(d)           No Pension or Welfare Plans.  None of the Company or any of its ERISA Affiliates has ever maintained, established, sponsored, participated in, or contributed to, or in the past has been required to contribute to, any (i) Company Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) Multiemployer Plan, (iii) "multiple employer plan" as defined in ERISA or the Code, or (iv) a "funded welfare plan" within the meaning of Section 419 of the Code.

(e)           No Post Employment Obligations.  No Company Employee Plan or Company Employee Agreement provides, or reflects or represents any Liability to provide, life insurance, medical or other employee welfare benefits to any Company Employee upon his or her retirement or termination of employment for any reason, except as may be required by COBRA or other applicable statute.

(f)           Effect of Transaction.

(i)           The execution of this Agreement and the consummation of the transactions contemplated hereby shall not constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that shall or may result in any severance payment, forgiveness of indebtedness or vesting acceleration with respect to any Company Employee.

(ii)           Neither the Company nor any member of its affiliated group, if any, within the meaning of Section 280G, including but not limited to Q&A 46 of Treasury Regulation Section 1.280G-1, has become obligated to make, or will as a result of any event connected directly or indirectly with any transaction contemplated herein become obligated to make, any "excess parachute payment" as defined in Section 280G of the Code (without regard to Subsection (b)(4) thereof). The Disclosure Schedule lists each "disqualified individual" (as defined in Code Section 280G and the regulations thereunder) determined as of the date hereof. There is no written or unwritten agreement, plan, arrangement or other Contract by which the Company or any member of its affiliated group within the meaning of Section 280G is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(g)           Employment Matters.  The Company is in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Employees.

(h)           Labor.  No work stoppage or labor strike against the Company or any ERISA Affiliate is pending, or, to the Knowledge of the Company, is threatened.  The Company is not involved in or, to the Knowledge of the Company, is threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Company Employee, including, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in a Material Adverse Effect.  The Company has never engaged in any unfair labor practices within the meaning of the National Labor Relations Act.  The Company is not as of the date of this Agreement, nor has it been in the past, a party to, bound by, or negotiating, any collective bargaining agreement or union contract with respect to employees.

(i)           Section 409A.  Section 2.17(i) of the Disclosure Schedule lists each Company Employee Plan and Company Employee Agreement that is a "nonqualified deferred compensation plan" (within the meaning of Section 409A(d)(1) of the Code) subject to Section 409A of the Code.  Each such nonqualified deferred compensation plan has at all times been in documentary and operational compliance with Section 409A of the Code and the guidance and regulations thereunder, including the final Treasury Regulations issued thereunder ("Section 409A").

2.18.      Compliance with Legal Requirements.

(a)           The Company has materially complied with, is not in material violation of, and has not received any notices of violation with respect to, any applicable Legal Requirement, other than any Legal Requirement the failure to comply with or any violation of which, if adversely determined, would not, or could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.  The Company has not received any written communication from any Governmental Body that alleges that it is or was not in compliance with any Legal Requirement.

(b)           The Company holds all permits, certificates, licenses, approvals, registrations and authorizations ("Licenses") necessary for the lawful conduct of its business pursuant to all applicable Legal Requirements of all Governmental Bodies having jurisdiction over it or any part of its operations, excepting, however, where such a failure would not and could not have a Material Adverse Effect.  Such Licenses are valid and in full force and effect up to and until consummation of the transactions contemplated by this Agreement.  There are no material violations by the Company of any such License.  Section 2.18(b) of the Disclosure Schedules sets forth all Licenses held by the Company.

2.19.      Insurance.  The Company has maintained such policies of property, casualty, workers' compensation, general liability and other insurance, including group insurance and any other life, health, disability or other insurance for the benefit of Company Employees or their dependents or both (collectively, "Insurance Policies") as are reasonably appropriate and customary for companies in similar lines of business and of a similar size, or as required by any Legal Requirement.  Section 2.19 of the Disclosure Schedule contains a complete and correct list of the Insurance Policies in effect as of the date hereof.  Complete and correct copies of such Insurance Policies in the possession of the Company have been made available to Parent.  All premiums and other payments due from the Company with respect to such Insurance Policies have been paid, and there has not been and does not exist any fact, act, or failure to act that has caused or might cause any such insurance to be canceled or terminated.  To the Knowledge of the Company, all claims for insurance arising prior to the Effective Time have been presented by the Company to the appropriate insurer or insurers.  The Company is not in material violation of any insurance policy.

2.20.      Recommendations of the Board of Directors. The Board of Directors of the Company, by unanimous written consent dated as of the date hereof, a copy of which has been provided to Parent, approved this Agreement and the transactions contemplated hereby and by the Ancillary Agreements, and has determined that this Agreement and the transactions contemplated hereby and by the Ancillary Agreements, including the Merger, taken together, are in the best interests of the shareholders of the Company and (b) adopted resolutions to recommend that the holders of the shares of the Company Capital Stock approve this Agreement and the transactions contemplated herein, including the Merger.

2.21.      Bank Accounts; Accounts Receivable.

(a)           Section 2.21(a) of the Disclosure Schedule provides accurate and complete information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

(b)           All accounts receivable of the Company shown on the Balance Sheet have arisen only from bona fide transactions in the ordinary course of business, are valid receivables subject to no setoffs or counterclaims.  To the Knowledge of the Company, all such accounts receivable are current and collectible within 90 days after such account is due, subject to the reserve for bad debts as set forth on the Balance Sheet.

(c)           There are no loans or advances made by the Company to any Company Employee, director, consultant or independent contractor.

2.22.      Certain Payments.  To the Knowledge of the Company, the Company has not, nor has any other Person or entity, directly or indirectly, on behalf of or with respect to the Company's business: (a) made or received any payment which was not legal to make or receive; (b) created or used any "off-book" bank or cash account or "slush fund," (c) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (d)  given or received any illegal discounts or rebates or any other violation of the antitrust laws of the United States or any similar foreign law; or (e) engaged in any conduct constituting a violation of the U.S. Foreign Corrupt Practices Act of 1977 and the regulations promulgated thereunder or any similar foreign law.  No investigation or proceeding relating to any payment described in this Section 2.22(a) through (e) above which was made, or is alleged to have been made, by or on behalf of the business of the Company is pending before any Governmental Entity, nor, to the Knowledge of the Company, is any such proceeding threatened or reasonably anticipated.

SECTION 3
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS SEVERALLY

Each of the Stockholders, severally and not jointly, represents and warrants to Parent as follows:

3.1.        Authority; No Conflict.

(a)           Such Person has all requisite power and authority to enter into this Agreement and any Ancillary Agreements to which he or she is a party and to consummate the transactions contemplated hereby and thereby.  Each of this Agreement and each Ancillary Agreement to which such person is a party has been duly executed and delivered by such Person, and constitutes the valid binding obligation, of such Person, enforceable in accordance with its terms.   Such Person owns the Company Capital Stock as set forth on attached Schedule I, which shares are owned of record and beneficially by such Person free and clear of any restrictions on transfer, Taxes, Encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, demands or other encumbrances.  Such Person is not a party to any voting trust, proxy or other agreement or understanding with respect to any such shares owned by such Person.

(b)           The execution and delivery of this Agreement by such Person does not, and, as of the Effective Time, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall not, conflict with, or result in any conflict of any mortgage, indenture, lease, Contract or other agreement or instrument, permit, concession, franchise, License, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Person or its respective properties or assets, which, if adversely determined, would, individually or in the aggregate, result in a material adverse effect to such Person.

3.2.        Investment Experience.  Such Person has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the sale of his or her shares in the Merger.

3.3.        Accredited Investor.  Such Person is an "accredited investor" as defined in Rule 501 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

3.4.        Merger Consideration.

(a)           Acquisition for Investment.  The shares of Series E Preferred Stock comprising the Merger Consideration shall be acquired for investment for such Person's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, or any securities into which the Merger Consideration shares are convertible (the "Conversion Shares"), and such Person has no present intention of selling, granting any participation in or otherwise distributing the same.

(b)           Reliance Upon Stockholders' Representations.  Such Person understands that the Merger Consideration shares and the Conversion Shares have not been registered under the Securities Act on the grounds that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2), including Regulation D thereunder, and that Parent's reliance on such exemption is predicated on the representations set forth herein.

(c)           Risks and Special Considerations.  Such Person understands the risks and special considerations relating to an investment in Parent pursuant to the Merger.

(d)           Investment Experience.  Such Person is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development and acknowledges that such Person can bear the economic risk of its investment.  Such Person has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Merger Consideration shares.

(e)           Restricted Shares.  Such Person understands that the Merger Consideration shares and the Conversion Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Merger Consideration shares and/or the Conversion Shares or an available exemption from registration under the Securities Act, the Merger Consideration shares and the Conversion Shares must be held indefinitely.  In particular, such Person is aware that the Merger Consideration shares and the Conversion Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that rule are met.  Among the conditions for use of Rule 144 may be the availability of current information to the public about Parent.

(f)           Status of Parent's Securities Under the Exchange Act.  Such Person represents and warrants to Parent that such Person acknowledges and understands that:

 (i)           Parent's Class A Common Stock trades on the "pink sheets" under the symbol CPYT.PK.  Parent has no shares of its capital stock registered under the Exchange Act including any shares of its Series E Preferred Stock.

 (ii)          Parent is not currently subject to the information requirements of the Exchange Act, although Parent is currently voluntarily filing annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC").

 (iii)         On April 30, 2010, Parent filed a Form 10 with the SEC to register its Class A Common Stock under the Exchange Act.  The SEC has reviewed such Form 10.  The Company withdrew its filing of such Form 10 while it responds to the SEC's comments.  The Company cannot predict when it will re-file such Form 10 with the SEC or when such registration will be declared effective, if ever, but the Company intends to continue voluntarily filing reports and information under the Exchange Act until then.

 (iv)         All information filed by Parent with the SEC may be inspected and copied at the SEC's Public Reference Room in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549, on official business days from 10:00 a.m. to 3:00 p.m. Such Person may obtain information on the operation of the SEC's Public Reference Room by calling (800) SEC-0330.  Such Person may also purchase copies of Parent's SEC filings by writing to the SEC, Public Reference Section, 100 F Street, N.W., Washington, D.C. 20549.  Parent's SEC filings are also available on the SEC's website at http://www.sec.gov.

(g)           Legends.

 (i)           Such Person acknowledges that the certificates evidencing the Merger Consideration shares and the Conversion Shares may bear substantially the following legends:

"THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A OF SUCH ACT."

 (ii)          Any legend required by the laws of any other applicable jurisdiction.

3.5.        Due Organization, Etc.  If such Person is an Entity: (a) such Person is duly organized, validly existing and in good standing under the laws of the jurisdiction under which it is organized; (b) the execution and delivery of the Merger Agreement and the Ancillary Agreements by such Person have been duly authorized by all necessary action on the part of the board of directors and/or equity holders of such Stockholder or other Persons performing similar functions; and (c) the execution and delivery of this Merger Agreement and the Ancillary Agreements by such Stockholder does not and will not, and the performance of the this Merger Agreement and the Ancillary Agreements by such Stockholder will not, result in or constitute any breach of or default under the partnership agreement, operating agreement or other organizational documents of such Stockholder.

SECTION 4
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Stockholders as follows:

4.1.        Organization, Existence and Power.  Parent is a corporation duly organized and validly existing under the laws of the State of Oregon.  Parent has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business in its state of incorporation and in each jurisdiction in which the failure to be so qualified would have a material adverse effect on Parent.

4.2.        Authority; No Conflict.

(a)           Parent has all requisite corporate power and authority to enter into this Agreement and any Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent.  Each of this Agreement and each Ancillary Agreement has been duly executed and delivered by Parent, as applicable, and constitutes the valid binding obligation of Parent enforceable in accordance with its terms.  Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby requires any vote, consent, approval or other action on the part of the shareholders of Parent.

(b)           The execution and delivery of this Agreement by Parent does not, and, as of the Effective Time, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall not, conflict with, or result in any Conflict pursuant to (i) any provision of Parent's Articles of Incorporation or Bylaws in effect as of date hereof, or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its respective properties or assets, which, if adversely determined, would, individually or in the aggregate, result in a material adverse effect to Parent.

4.3.        SEC Filings.  Materials filed by Parent with the SEC do not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained in this such materials (in the light of the circumstances under which such representations, warranties and information were made or provided) not false or misleading in any material respect.

SECTION 5
ADDITIONAL AGREEMENTS

5.1.        Confidentiality.  Each of the Parties hereto hereby agrees to keep information or knowledge obtained in any investigation made pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby ("Confidential Information") confidential in accordance with the terms contained in the letter agreement dated on or about May 27, 2010 between the Company and Parent.

5.2.        Audit of Financial Statements.   Promptly following the Effective Time, Parent will retain an independent accounting firm to audit the Financial Statements of the Company for the years ended December 31, 2009 and 2008 in order to comply with SEC regulations for acquisitions of "significant subsidiaries," which audit will be completed within 71 days after the Effective Time.  The fees of a third party auditor chosen by Parent to conduct such audit is estimated to be $30,000, which will be treated as a Company Transaction Expense pursuant to Section 5.5.  Any expenses for such audit in excess of $30,000 will be borne solely by Parent.

5.3.        Public Disclosure.  No Party to this Agreement, or any of its Affiliates, shall issue a press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated by this Agreement, whether prior to or following Closing, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed; provided, that Parent may, without the consent of any other Party, make any announcements or filings as are necessary or appropriate under the Legal Requirements of any applicable securities laws, including the Exchange Act.

5.4.        Release.  Effective as of the Effective Time, each of the Stockholders (personally and as an officer, director and/or employee of the Company) shall be deemed to have, on their own behalf and on behalf of their respective Affiliates and related Persons, including derivatively, to the fullest extent legally possible, hereby completely and forever release, waive and discharge, and shall be forever precluded from asserting, any and all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities, of any kind or nature, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing in law, equity or otherwise, that the Stockholder and its respective Affiliates and related Persons, including derivatively, to the fullest extent legally possible, has, had or may have against the Company and the present or former directors, officers, employees, management, predecessors, successors, members, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives and agents of the Company acting in such capacity, that are based in whole or in part on any act, omission, transaction or other occurrence taking place on or prior to the Effective Time; provided,  the provisions of this Section 5.4 shall be inapplicable to the right of the Stockholders to receive (a) the Merger Consideration; (b) the other benefits of this Agreement and the Ancillary Agreements to which the Stockholders are expressly entitled; and (c) rights to indemnification under the DGCL or the Company Charter Documents to the extent (X) such indemnification relates to a third-party claim by a Person not an Affiliate or a Related Party of any Stockholder and (Y) the facts underlying such claim would not give rise to a claim for indemnification against the Stockholder under this Agreement.  In making this waiver, each Stockholder acknowledges that it may hereafter discover facts in addition to or different from those which such Stockholder now believes to be true with respect to the subject matter released herein, but agrees that it has taken that possibility into account in reaching this Agreement and as to which such Stockholder expressly assumes the risk.

5.5.        Fees and Expenses; Cash at Closing.

(a)           Except as otherwise provided in this Agreement: (a) all fees, costs and expenses of Parent or Merger Sub incurred in connection with this Agreement and the Merger, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by Parent whether or not the Merger is consummated; and (b) all fees, costs and expenses of the Company, the Stockholders' Representative and the Stockholders incurred in connection with this Agreement and the Merger, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, (the "Transaction Expenses"), shall be paid as provided in the following sentence.  All fees, costs and expenses of the Company, the Stockholders' Representative and the Stockholders identified in this Section 5.5 that are incurred prior to the Effective Time shall be treated as Transaction Expenses under this Agreement and shall be the sole responsibility of the Company.  The Company covenants that the sum of all Transaction Expenses shall not exceed $86,725.

(b)           The Company covenants that at Closing it will have cash in an amount not less than $100,000 (the "Closing Cash Amount").  The Closing Cash Amount will be retained by the Company to pay the Transaction Expenses and any other liabilities of the Company existing as of the Closing (collectively, the "Closing Liabilities").  The difference between the Closing Cash Amount and the Closing Liabilities (the "Excess Cash Amount") shall be retained by the Company and used to pay any Damages incurred or suffered by the Company in connection with the Brooks Lawsuit (the "Brooks Lawsuit Damages").  If the Brooks Lawsuit is settled or otherwise resolved on a final and non-appealable basis within 18 months after the Closing, the Company will distribute to the holders of the Company's Series A Preferred Stock, according to their percentage ownership of such stock immediately before the Closing, the portion, if any, of the Excess Cash Amount not used to pay the Brooks Lawsuit Damages, but only if such amount exceeds $10,000.

5.6.        Transfer and Similar Taxes.  Any sales, use, value added, goods and services, transfer, gains, stamp, duties, recording and similar Taxes (collectively, "Transfer Taxes") incurred in Oregon as a result of the Merger shall be borne by Parent.  All other Transfer Taxes incurred as a result of the Merger shall be borne by the Stockholders.

5.7.        Non-Competition.

(a)           During the Non Compete Period, the Key Stockholders shall not, directly or indirectly, own, manage, control, participate in, consult with, render services for, be a director, an officer, employee or sales representative of or a lender of or investor in, be a consultant to, be a joint venturer, or in any manner engage in activity through or on behalf of, any Person (including without limitation in their individual capacity as a sole proprietor) (a "Competitor") that engages in the Restricted Territory in the business conducted by Parent, any of its Subsidiaries or the Company in the Restricted Territory at the time such Key Stockholder's employment terminates with Parent or any of its Subsidiaries) or which Parent or any of its Subsidiaries is actively developing as of the time such Key Stockholder's employment terminates with Parent or any of its Subsidiaries.  As used in this Agreement, (i) "Restricted Territory" means the United States, and (ii) "Non Compete Period" means the period commencing on the Effective Time and ending on the third anniversary of the Effective Time.  Nothing in this Agreement shall prohibit either Key Stockholder from being a passive owner of not more than 2% of the outstanding ownership interests of any Person which is publicly traded, so long as such Key Stockholder has no active participation in the business of such Person.

(b)           During the Non Compete Period, except as otherwise specifically permitted under this Agreement, the Key Stockholders shall not directly or indirectly either individually, or as a principal, partner, broker, sales representative, agent, employee, employer, consultant, shareholder, joint venturer, or investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever (i) induce or attempt to induce, or cause any employee, officer or director of Parent or any of its Subsidiaries to leave the employ of Parent or any of its Subsidiaries, or in any way materially interfere with the relationship between Parent or any of its Subsidiaries, on the one hand, and any such employee, officer or director, on the other hand, or (ii) induce, or attempt to induce, any customer, salesperson, distributor, supplier, vendor, manufacturer, representative, agent, jobber, licensee or other Person transacting business with Parent or any of its Subsidiaries to reduce or cease doing business with Parent or any of its Subsidiaries, or in any way to interfere with the relationship between any such customer, salesperson, distributor, supplier, vendor, manufacturer, representative, agent, jobber, licensee or business relation, on the one hand, and Parent or any of its Subsidiaries, on the other hand.

(c)           The Parties intend that the covenants contained in Sections 5.7(a) and (b) above shall be construed as a series of separate covenants, one for each state of the United States or country constituting the Restricted Territory (as defined herein).  Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenants contained in Section 5.7(a) and (b) above.  If, in any proceedings, a court or arbitrator shall refuse to enforce any of the separate covenants deemed included in Section 5.7(a) and (b), then such unenforceable covenant shall be deemed reduced in scope, geographical area or period or, if necessary, eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced and the other covenants set forth in Sections 5.7(a) and (b) shall remain in effect as if the provision had been executed without the invalid covenants.  The Key Stockholders acknowledge that money damages would be an inadequate remedy for any breach of this Section 5.7.  Therefore, in the event of a breach or threatened breach of this Section 5.7, Parent, any of its Subsidiaries or their successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Section 5.7 (without posting a bond or other security).

5.8.        Termination of Certain Agreements.

(a)           The Company and the Stockholders party thereto agree that, effective as of immediately before the Effective Time, the First Refusal and Co-Sale Agreement, the Voting Agreement and the Investors' Rights Agreement, each dated May 5, 2008 and entered into among the Company and the Stockholders, are terminated and of no further force or effect.

(b)           The Company and the Key Stockholders agree that, effective as of immediately before the Effective Time, the Restricted Stock Agreements, dated May 5, 2008, between the Company and the Key Stockholder party thereto, are terminated and of no further force or effect.

SECTION 6
CLOSING DELIVERIES AND TASKS

6.1.        Company Deliveries.  The Company hereby delivers to Parent the following:

(a)           Employment Agreements.  Employment Agreements with CP Technologies, LLC executed by the Key Stockholders; and terminations of all existing employment agreements between the Key Stockholders and the Company.

(b)           Resignations.  Resignations of all directors and officers of the Company.

(c)           Consents.  Consents, in form and substance acceptable to Parent in its sole discretion, with respect to all Contracts identified in Section 2.12(c) of the Disclosure Schedule.

(d)           Certificate of Merger.  The Certificate of Merger duly signed by the Company.

(e)           Certificates.  Certificates, along with appropriate duly signed stock powers, evidencing all of the issued and outstanding shares of Company Capital Stock.

(f)           Terminations of Advisory Agreements.  Terminations, in form and substance acceptable to Parent in its sole discretion, of each Advisory Agreement to which the Company is a party, including the Advisory Agreements identified in Section 2.12(a)(i) of the Disclosure Schedule.

6.2.        Parent Tasks.  Concurrently with the execution and delivery of this Agreement, Parent shall:

(a)           Certificate of Merger.  Sign the Certificate of Merger and file it with the Secretary of State of the State of Delaware.

(b)           Certificate of Designation Regarding Series E Preferred Stock.  Deliver evidence that the Certificate of Designation regarding Parent's Series E Preferred Stock has been filed with the Oregon Secretary of State in substantially the form attached hereto as Exhibit B, and is effective.

SECTION 7
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (each as modified by the Disclosure Schedules) shall survive the Closing and continue until 5:00 p.m., Pacific Time, on the 18th month anniversary of the Effective Time, except that the representations and warranties contained in the following Sections of this Agreement shall survive for the periods indicated (each, the "Survival Date"):

Section	Survival Date
2.2 (Capitalization, Etc.)	30 days after the expiration of any applicable
2.4 (Authority)	statute of limitations.
2.8 (Tax and Other Returns and Reports)
2.9 (Restrictions on Business Activities)
2.11 (Intellectual Property)
2.14 (Litigation)
2.17 (Employee Benefit Plans)
3.1 (Authority; No Conflict)

SECTION 8
RECOURSE

8.1.        Damages.

(a)           Subject to Section 8.1(g), the Stockholders, jointly and severally, shall indemnify Parent, the Company and their respective directors, officers, employees, agents, successors or assigns (individually, a "Loss Party" and collectively, the "Loss Parties") against, and hold the Loss Parties harmless from, any Damages incurred by, or sought to be imposed upon, any of the Loss Parties, directly or indirectly as a result of or arising out of:

 (i)           any inaccuracy or breach of a representation or warranty of the Company made in this Agreement or any Ancillary Agreement

 (ii)          the breach of any covenant made by the Company in this Agreement or any Ancillary Agreement;

 (iii)         any matter identified on attached Exhibit C; and/or

 (iv)         the allocation of the Merger Consideration among the  Stockholders.

(b)           Subject to Section 8.1(g), each Stockholder, severally, and not jointly, shall indemnify each of the Loss Parties against, and hold the Loss Parties harmless from, any Damages incurred by, or sought to be imposed upon, any of the Loss Parties, directly or indirectly as a result of or arising out of:

 (i)           any inaccuracy or breach of a representation of warranty of such Stockholder made in this Agreement or any Ancillary Agreement; and/or

 (ii)          the breach of any covenant made by such Stockholder in this Agreement or any Ancillary Document.

(c)           The Stockholders shall have no obligation to indemnify or hold any Loss Party harmless from and against any Damages, as finally determined pursuant to the terms of this Agreement until the Loss Parties have suffered aggregate Damages in excess of $25,000 (the "Deductible"); provided that the Deductible shall not apply with respect to any Damages arising with respect to Section 2.8 (Taxes and Other Returns and Reports); Section 9 (Tax Matters); Section 2.17 (Employee Benefit Plans); and/or any item identified on Exhibit C (Special Indemnity Items).

(d)           The Stockholders shall not have any liability for any breach of or inaccuracy in a representation or warranty contained in this Agreement if a Loss Party had knowledge of such breach or inaccuracy at the Effective Time.

(e)           Claims for indemnification, compensation and reimbursement brought in accordance with and subject to this Section 8 shall be the sole and exclusive remedy of any Loss Party for monetary damages from and after the Closing with respect to breaches of any representations, warranties, covenants and obligations of the Company or the Stockholders under this Agreement.  Notwithstanding the foregoing, nothing contained in this Agreement shall limit the rights of any Loss Party to seek or obtain injunctive relief or any other equitable remedy to which such Loss Party is otherwise entitled.  Without limiting the generality of the foregoing, nothing contained in this Agreement shall limit the rights of the Stockholders' Representative or any Stockholder to seek or obtain against Parent monetary damages, injunctive relief or any other equitable remedy to which the Stockholders' Representative or any Stockholder is otherwise entitled.

(f)           The parties acknowledge and agree that, if the Surviving Corporation pays, sustains, suffers or incurs any Damages as a result of or in connection with any indemnifiable matter described herein, then (without limiting any of the rights of the Surviving Corporation as a Loss Party) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have paid, sustained, suffered or incurred such Damages (it being understood that any Damages paid, sustained, suffered or incurred by the Surviving Corporation and/or Parent shall be recoverable under this Section 8 by either Parent or the Surviving Corporation, but not both of them).

(g)
 (i)           All claims for indemnification and monetary damages under Section 8.1(b) shall be satisfied solely through surrender by the affected Stockholders of shares of Series E Preferred Stock issued as Merger Consideration to such Stockholders as set forth in Section 8.4 and any shares of the Class A Common Stock of Parent issued upon conversion of such shares of Series E Preferred Stock (collectively, the "Merger Stock").

 (ii)          All other claims for indemnification and monetary damages against the Stockholders under this Agreement shall be satisfied solely through surrender of shares of Merger Stock as set forth in Section 8.4.

(h)           Without prejudice to the indemnification rights of any Loss Party, if any Damages sustained by a Loss Party are covered by an insurance policy or an indemnification or reimbursement obligation of another Person (other than an Affiliate of such Loss Party), the Loss Party shall use commercially reasonable efforts (but specifically excluding instituting litigation) to collect such insurance, indemnity or reimbursement payments.  If the Loss Party receives such insurance or indemnity payments prior to being indemnified with respect to such Damages, the amount of Damages shall be reduced by the net amount of such insurance proceeds or indemnity payments to the extent related to such Damages, less reasonable attorney’s fees and other third party expenses incurred in connection with such recovery.  The amount of any and all Damages shall be reduced (but not below zero) to take into account any actual net reduction in Tax payable by the Loss Party or its Affiliates, to the extent such reduction (i) results directly from the incurrence of such Damage, and (ii) occurs during or prior to the Tax year (but not earlier than the Effective Time) in which the indemnification payment is made.

8.2.        Indemnification Disputes.

(a)           Indemnification Claims.  Upon receipt by the Stockholders' Representative at any time on or before the applicable Survival Date of a certificate signed by any officer of Parent (an "Indemnity Notice"):  (i) stating that any Loss Party has paid or properly accrued, or reasonably expects to pay or properly accrue, Damages, and (ii) specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was paid or properly accrued or the basis for any Liability reasonably expected to be incurred, and the nature of the misrepresentation, breach of warranty or breach of covenant to which such item is related and the number of shares of Series E Preferred Stock comprising the Merger Consideration that shall be reduced pursuant to Section 8.4.

(b)           Objections to Indemnity Notice.  For a period of 30 days after such delivery, Parent shall make no reduction to the number of shares of Series E Preferred Stock comprising the Merger Consideration pursuant to Section 8.4, unless Parent shall have received written authorization from the Stockholders' Representative to make such transfer or has been ordered to make a reduction by a court or arbitrators.  After the expiration of such 30-day period, Parent shall reduce the number of shares of Series E Preferred Stock comprising the Merger Consideration in accordance with Section 8.4; provided, however, that no such reduction may be made, other than with respect to a reduction that it has been ordered to make by a court or arbitrators, if the Stockholders' Representative objects in a written statement to the claim made in the Indemnity Notice, and such statement has been delivered to Parent prior to the expiration of such 30-day period.

(c)           Resolution of Conflicts Regarding Indemnity Notice.

 (i)           In case the Stockholders' Representative objects in writing to any claim or claims made in any Indemnity Notice, the Stockholders' Representative and Parent shall attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims.  If the Stockholders' Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by such Parties.  Parent shall be entitled to rely on any such memorandum and reduce the number of shares of Series E Preferred Stock comprising the Merger Consideration in accordance with the terms hereof.

 (ii)          If no such agreement can be reached after 30 days, either Parent or the Stockholders may demand arbitration of the matter pursuant to Section 10.9 hereof unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained.  No shares of Series E Preferred Stock shall be released from escrow or reduced pursuant to Section 8.4 until the amount of the damage or loss at issue is finally determined in accordance with the terms of this Agreement.

8.3.        Third-Party Claims.  Parent shall notify the Stockholders' Representative within 10 days of becoming aware of a third-party claim which may result in a demand for indemnification under this Agreement, provided that the failure to give timely notice shall relieve the Stockholders of their indemnity obligations only (x) if they no had prior knowledge of such third party claim and (y)  to the extent that they have suffered prejudice by such failure.  The Company shall have the right to conduct and control, through counsel of its own choosing, the defense of any third-party claim, action, or suit or compromise or settlement thereof.  The Stockholders' Representative may, at its election, participate in the defense of any such claim, action, or suit through counsel of its choosing, but the fees and expenses of such counsel shall be at the expense of the Stockholders' Representative.

8.4.        Escrow of Merger Consideration; Issuance of Series E Preferred Certificates.

(a)           All shares of Merger Stock shall be held in escrow by Parent until the 18th month following the Effective Time (the "Escrow Release Date").  Parent shall promptly after the Escrow Release Date release to the Stockholders all shares of Merger Stock not subject to Sections 8.4(b), (c) or (d).

(b)           To the extent Parent is entitled to reduce the number of shares of Merger Stock issued to a particular Stockholder to satisfy an indemnity claim under Section 8.1(b), Parent shall cancel the certificate representing a number of shares of Merger Stock issued to such Stockholder at the Effective Time equal to the total amount of Damages determined pursuant to this Section 8, divided by the Share Value, and shall issue a new certificate representing the resulting lesser number of shares of Merger Stock issued to such Stockholder.

(c)           To the extent Parent is entitled to reduce the number of shares of Merger Stock issued to all Stockholders to satisfy any other indemnity claim under this Agreement, Parent shall reduce the number of shares of Merger Stock issued to each Stockholder pro rata based on the number of shares of Series E Preferred Stock identified opposite such Stockholders' name on attached Schedule I, in an aggregate amount with respect to all Stockholders equal to  the total amount of Damages determined pursuant to this Section 8, divided by the Share Value.  Thereafter, Parent shall cancel the certificates representing the shares of Merger Stock issued to the Stockholders at the Effective Time and shall issue new certificates representing the resulting lesser number of shares of Merger Stock issued to the Stockholders.

(d)           To the extent that a claim for indemnity has been properly tendered to the Stockholders' Representative and has not been resolved by the Escrow Release Date, Parent shall retain shares of Merger Stock in escrow having a Share Value as of the Escrow Release Date equal to the amount of such claim until the final resolution of such claim.  Such retention shall be with respect to a particular Stockholder only in the case of an indemnification claim under Section 8.1(b), and shall be pro rata in the case of any other indemnification claim under this Agreement.

8.5.        Stockholders' Representative.

(a)           The Stockholders (by virtue of their execution of this Agreement) hereby irrevocably nominate, constitute and appoint Aleem Choudhry as the agent and true and lawful attorney in fact of the Stockholders (the "Stockholders' Representative"), with full power of substitution, to act in the name, place and stead of the Stockholders for purposes of executing any documents and taking any actions that the Stockholders' Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in all matters relating to or arising out of this Agreement, including in connection with any claim for indemnification.  Aleem Choudhry hereby accepts his appointment as the Stockholders' Representative

(b)           The Stockholders (by virtue of the approval of the Merger and the adoption of this Agreement and their execution of this Agreement) grant to the Stockholders' Representative full authority to execute, deliver, acknowledge, certify and file on behalf of the Stockholders (in the name of any or all of the Stockholders or otherwise) any and all documents that the Stockholders' Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Stockholders' Representative may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by Section 8.5(a).  Notwithstanding anything to the contrary contained in this Agreement or in any other Ancillary Agreement, each Loss Party shall be entitled to deal exclusively with the Stockholders' Representative on all matters relating to Section 8, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by the Stockholders' Representative, and on any other action taken or purported to be taken on behalf of any Stockholder by the Stockholders' Representative, as fully binding upon such Stockholder.

(c)           The power of attorney granted in Section 8.5(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Stockholders' Representative; and (iii) shall survive the dissolution, death or incapacity of each of the Stockholders.

(d)           If the Stockholders' Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Stockholders, then the Stockholders representing a majority-in-interest of the Merger Consideration shall, within 10 days after such death or disability, appoint a successor agent for the Stockholders and, promptly thereafter, shall notify Parent of the identity of such successor.  Any such successor shall become the "Stockholders' Representative" for purposes of this Agreement.  If for any reason there is no Stockholders' Representative at any time, all references herein to the Stockholders' Representative shall be deemed to refer to the Stockholders.

(e)           All expenses incurred by the Stockholders' Representative in connection with the performance of its duties as Stockholders' Representative shall be borne and paid exclusively by the Stockholders.  All of the indemnities, immunities and powers granted to the Stockholders' Representative under this Agreement shall survive the termination of this Agreement.

(f)           By the execution and delivery hereof, including counterparts hereof, each Stockholder hereby agrees that the Stockholders' Representative shall have the right to take appropriate action under this Agreement as he may deem necessary or appropriate in connection with any transaction contemplated hereunder, including the power to:

(i)           act for each Stockholder with respect to all indemnification matters referred to herein, including the right to compromise or settle any such claim on behalf of any Stockholder;

(ii)          act for each Stockholder with respect to all adjustments referred to herein;

(iii)         amend or waive any provision hereof (including any condition to Closing) in any manner that does not differentiate among the Stockholders;

(iv)         employ, obtain and rely upon the advice of legal counsel, accountants and other professional advisors as the Stockholders' Representative, in his sole discretion, deems necessary or advisable in the performance of the duties of the Stockholders' Representative;

(v)          incur any expenses, liquidate and withhold assets received on behalf of the Stockholders prior to their distribution to the Stockholders to the extent of any amount that the Stockholders' Representative deems necessary for payment of or as a reserve against expenses, and pay such expenses or deposit the same in an interest-bearing account established solely for such purpose, and to then make distributions to Stockholders in accordance with their proportionate share of the Merger Consideration;

(vi)         receive all notices, communications and deliveries hereunder on behalf of the Stockholders; and

(vii)        do or refrain from doing any further act or deed on behalf of each Stockholder that the Stockholders' Representative deems necessary or appropriate, in his sole discretion, relating to the subject matter hereof as fully and completely as any Stockholder could do if personally present and acting as though any reference to any Stockholder herein was a reference to the Stockholders' Representative.

The Stockholders' Representative shall act for each Stockholder on all matters set forth herein in the manner the Stockholders' Representative believes to be in the best interest of such Stockholder, but the Stockholders' Representative shall not be responsible to any Stockholder for any Damages any Stockholder may suffer by reason of the performance by the Stockholders' Representative of such Stockholders' Representative's duties hereunder, other than loss or damage arising from willful misconduct or gross negligence in the performance of such Stockholders' Representative's duties hereunder.

SECTION 9
TAX MATTERS

9.1.        Tax Indemnification.  Subject to Section 8.1(g), each of the Stockholders shall jointly and severally indemnify the Company and Parent and hold them harmless from and against (a) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Effective Time and the portion through the end of the Effective Time for any taxable period that includes (but does not end on) the Effective Time (the "Pre-Closing Tax Period"), (b) any and all income Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Effective Time, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar Legal Requirement, and (c) any and all Taxes of any Person (other than the Company) imposed on the Company or Parent as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing.

9.2.        Straddle Period.  In the case of any taxable period that includes (but does not end on) the Effective Time (a "Straddle Period"), the amount of any Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Effective Time; provided, that exceptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis.

9.3.        Responsibility for Filing Tax Returns. The Surviving Corporation, at the expense of the Surviving Corporation, shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are filed after the Effective Time.  Parent shall permit the Stockholders' Representative to review and comment on each such Tax Return described in the preceding sentence that relate to any period ending on or prior to the Effective Time prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Stockholders' Representative.  Parent shall not amend any Tax Return for the Company filed before the Effective Time without the written consent of the Stockholders' Representative, provided that such consent may not be unreasonably withheld, delayed or conditioned.

9.4.        Refunds and Tax Benefits.  Any Tax refunds that are received by the Company, and any amounts credited against Tax to which the Company becomes entitled, that relate to Tax periods or portions thereof ending on or before the Effective Time shall be for the account of the Stockholders, and the Company shall pay over to the Stockholders any such refund or the amount of any such credit within 15 days after receipt thereof. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a Governmental Body to the Company of any amount accrued on the Company's balance sheet as of the Effective Time (the "Effective Time Balance Sheet"), the Company shall pay such amount to the Stockholders within 15 days after receipt thereof.  This Section 9.4 shall not, however, apply to any Tax refunds included in the Effective Time Balance Sheet or that result from the carryback of a net operating loss or other tax attribute arising in a taxable period or portion thereof beginning after the Effective Time.

9.5.        Cooperation on Tax Matters.

(a)           Parent, the Company and the Stockholders shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns pursuant to this Section 9 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another Party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Company shall: (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Effective Time until the expiration of the statute of limitations (and, to the extent notified by Parent or the Stockholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Body, and (ii) give the Stockholders 30 days written notice before transferring, destroying or discarding any such books and records and, if the Stockholders so requests, the Company shall allow the Stockholders to take possession of such books and records.

(b)           Parent and the Stockholders shall, upon request, use commercially reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

9.6.        Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Effective Time and, after the Effective Time, the Company shall not be bound thereby or have any liability thereunder.

SECTION 10
GENERAL PROVISIONS

10.1.      Notices.  All notices and other communications hereunder shall be in writing, shall be effective when received, and shall in any event be deemed to have been received (a) when delivered, if delivered personally or by commercial delivery service; (b) three (3) Business Days after deposit with U.S. Mail, if mailed by registered or certified mail (return receipt requested); or (c) one Business Day after the Business Day of deposit with Federal Express or similar overnight courier for next day delivery (or two Business Days after such deposit if deposited for second Business Day delivery), if delivered by such means to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)          if to Parent, to:

CarePayment Technologies, Inc.
5300 Meadows Road, Suite 400
Lake Oswego, OR 97035
Attention: James T. Quist

with a copy to:
Tonkon Torp LLP
1600 Pioneer Tower
888 SW Fifth Avenue
Portland, OR 97204
Attention:  Kurt W. Ruttum

(b)          if to the Company or the Stockholders to:

Aleem Choudhry, Stockholders' Representative
640 Davis Street, #17
San Francisco, CA 94111

with a copy to:
McGuire Woods LLP
77 West Wacker Drive, Suite 4100
Chicago, IL 60601
Attention:  Benjamin D. Kern

10.2.      Construction.

(a)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)           As used in this Agreement and Exhibit A and the Schedules to this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."  The words "will" and "shall" have the same meaning.  The term "and/or" means one or more, up to and including all, of the items listed with such term.

(c)           Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

10.3.      Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.  Facsimile or pdf transmission of any signed original document, and retransmission of any facsimile or pdf transmission, shall be the same as delivery of any original document.  At the request of any Party, the other Parties shall confirm facsimile or pdf transmitted signatures by signing an original document.

10.4.      Entire Agreement; Assignment.  This Agreement, the schedules and exhibits hereto, and the Ancillary Agreements: (a) constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede any and all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement; (b) are not intended to confer upon any other Person (including, those Persons listed on any exhibits hereto) any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates prior to the Effective Time and any other Party thereafter.

10.5.      Severability.  In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties hereto.  The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6.      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10.7.      Rules of Construction.  The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

10.8.      Attorney Fees. If any suit or action (including, without limitation, any bankruptcy proceeding) is instituted to enforce or interpret any provision of this Agreement, the prevailing Party shall be entitled to recover from the Party not prevailing, in addition to other relief that may be provided by law, an amount determined reasonable as attorney fees at trial and on any appeal of such suit or action.

10.9.      Dispute Resolution.

(a)           Other than as provided in Section 10.9(c)(i), any dispute between the Parties arising from or relating to this Agreement, including without limitation any dispute concerning the breach, interpretation, termination, or invalidity of this Agreement or any of its terms, shall be resolved through binding arbitration as set forth in this provision.  Notwithstanding the foregoing, the Parties agree to attempt in good faith to resolve any dispute by mediation administered by the Arbitration Service of Portland, Inc. ("ASP") under its Commercial Mediation Rules then in effect before resorting to arbitration.  In the event any dispute is not resolved through mediation, any Party may submit such dispute to binding arbitration administered by the ASP under its Commercial Arbitration Rules then in effect as modified by the provisions of Section 10.9(b) below.  The venue for such arbitration shall be Portland, Oregon or such other location to which all the Parties may otherwise expressly agree in writing (the "Designated Location").  Any such arbitration proceedings and decisions shall be private and confidential, and all Parties agree not to disclose any aspect thereof, including without limitation the existence of the dispute or the proceedings, without the prior written consent of all other parties.  Any Party may bring an action at law or in equity to enforce any such arbitration decision or award, including, without limitation, obtaining injunctive relief.

(b)           Arbitration proceedings shall take place before a single arbitrator who shall be a lawyer.  If the Parties cannot agree upon the choice of the arbitrator within 20 Business Days of the date the matter is submitted for arbitration, the Parties shall request, and accept, assignment of an arbitrator by the ASP.  All arbitration proceedings shall be confidential.  Except in the course of judicial, regulatory, or arbitration proceedings, or as may be required by government authority, no Party shall disclose any information about the evidence produced by any other Party in the arbitration proceedings without the prior written consent of the producing Party.  Before making any disclosure permitted by the preceding sentence, the disclosing Party shall give the producing Party reasonable advance written notice of the intended disclosure.  To the fullest extent practicable, the arbitrator shall apply the Federal Rules of Civil Procedure ("FRCP") as if the arbitrator were a United States District Court Judge sitting in the state encompassing the Designated Location, except the provisions of FRCP 26(a)(1) shall not apply and the scope of discovery shall be limited to evidence directly related to the Parties' claims and defenses.  The arbitrator shall apply the Federal Rules of Evidence.  Each Party shall bear the burdens of production, persuasion, and proof on any claim or defense as determined by the FRCP and the applicable substantive law governing such claim or defense.  The arbitrator shall have authority to award any remedy or relief that a federal court sitting in the State of Oregon could grant in conformity to applicable law, except that the arbitrator shall have no authority to award attorneys' fees, expert fees, punitive damages, or any remedy or relief expressly excluded, waived or limited by any other provision of this Agreement.  Any arbitration award shall be accompanied by a written statement containing a summary of the issues in controversy, a description of the award, and an explanation of the reasons for the award.  The arbitrator's award shall be final, and judgment may be entered upon such award by any court of competent jurisdiction.

(c)           The dispute resolution provisions of this Agreement shall not prevent (i) any Party from seeking or obtaining preliminary injunctive or other provisional relief from a court of competent jurisdiction for the purpose of preventing irreparable injury, loss or damage pending a final resolution of the dispute according to such dispute resolution provisions, or (ii) any suit for fraud.

10.10.    No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon or any Person other than the Parties hereto, the Loss Parties and their respective successors and permitted assigns.

10.11.    Further Assurances.  Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing the Merger.

10.12.    Time of the Essence.  Time is of the essence of this Agreement.

10.13.    Headings.  The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.14.    Successors and Assigns.  This Agreement shall be binding upon: the Company and its successors and assigns (if any); the Stockholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Parent and its successors and assigns (if any); Merger Sub and its successors and assigns (if any); and the Stockholders' Representative and his personal representatives, executors, administrators, estates, heirs, successors and assigns (if any).  This Agreement shall inure to the benefit of: the Company; Parent; Merger Sub; the Surviving Corporation; the other Loss Parties (subject to Section 8); the Stockholders; the Stockholders' Representative; and the respective successors and assigns (if any) of the foregoing.  Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 8), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

10.15.    Remedies Cumulative; Specific Performance.  The rights and remedies of the parties hereto shall be cumulative (and not alternative).  The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to seek (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.  The parties agree that neither Parent nor any other Indemnitee shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related Legal Proceeding.

10.16.    Waiver.

(a)           No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)           No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.17.    Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent, Merger Sub, the Company and the Stockholders' Representative.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

PARENT:		MERGER SUB:

CAREPAYMENT TECHNOLOGIES, INC.		CPYT ACQUISITION CORP.

By:	/s/ James T. Quist	By:	/s/ James T. Quist
Print Name: James T. Quist		Print Name: James T. Quist
Print Title: President & CEO		Print Title: President & CEO

THE COMPANY:		STOCKHOLDERS' REPRESENTATIVE

VITALITY FINANCIAL, INC.

By:	/s/ Christopher Chen	/s/ Aleem Choudhry
Print Name: Christopher Chen		Aleem Choudhry
Print Title: CFO

Signature Page to Vitality Financial, Inc.
Agreement and Plan of Merger

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

STOCKHOLDER:

By:	/s/ George Joseph Siedel
Name:	George Joseph Siedel
Title:

STOCKHOLDER:

By:	/s/ Christopher Chen
Name:	Christopher Chen
Title:	CFO

STOCKHOLDER:

By:	/s/ William N. Themdike, Jr.
Name:	Housatonic Principals Fund, LLC
Title:	Managing Director

STOCKHOLDER:

By:	/s/ Markus A. Kritzler
Name:	Zishan Investments LLP
Title:	Director

STOCKHOLDER:

By:	/s/ Bradford Stroh
Name:	Bradford Stroh
Title:

STOCKHOLDER:

By:	/s/ Rene Lajous
Name:	Cambria Ventures, LLC
Title:	Vice President

STOCKHOLDER:

By:	/s/ Jose Stella
Name:	QMC Partners – D, LLC
Title:	Managing Director

Signature Page to Vitality Financial, Inc.
Agreement and Plan of Merger

STOCKHOLDER:

By:	/s/ Michael deAnda
Name:	Central Illinois Anesthesia Services Ltd. Profit Sharing Plan
Title:	Trustee

STOCKHOLDER:

By:	/s/ Andrew Housser
Name:	Andrew Housser
Title:

STOCKHOLDER:

By:	/s/ Joseph Yang
Name:	Joseph Yang and Kathleen Hsu Revocable Trust
Title:	Trustee

STOCKHOLDER:

By:	/s/ Steven C. Wheelwright
Name:	Silverado Kids, LLC
Title:	Managing Partner

STOCKHOLDER:

By:	/s/ Steven C. Wheelwright
Name:	Weber River Assets, LLC
Title:	Managing Partner

STOCKHOLDER:

By:	/s/ Steven C. Wheelwright
Name:	Brombies, LLC
Title:	Managing Partner

STOCKHOLDER:

By:	/s/ Vikram A. Kashyap
Name:	Vikram A. Kashyap
Title:

STOCKHOLDER:

By:	/s/ Vince Monical
Name:	Vince Monical
Title:

Signature Page to Vitality Financial, Inc.
Agreement and Plan of Merger

STOCKHOLDER:

By:	/s/ Rohit R. Shah
Name:	Rohit R. Shah
Title:

STOCKHOLDER:

By:	/s/ Jeffrey G. Fluhr
Name:	The Jeffrey G. Fluhr Trust Dated 11/8/05
Title:	Trustee

STOCKHOLDER:

By:	/s/ Aleem Choudhry
Name:	Aleem Choudhry
Title:

STOCKHOLDER:

By:	/s/ Helen L. Siedel
Name:	Helen L. Siedel
Title:

STOCKHOLDER:

By:	/s/ Ben Tarbell
Name:	Ben Tarbell
Title:

STOCKHOLDER:

By:	/s/ Aaron Zagha
Name:	Aaron Zagha
Title:

STOCKHOLDER:

By:	/s/ Abraham Romanowsky
Name:	Abraham Romanowsky
Title:

Signature Page to Vitality Financial, Inc.
Agreement and Plan of Merger

STOCKHOLDER:

By:	/s/ Jonathan Romanowsky
Name:	Jonathan Romanowsky
Title:

STOCKHOLDER:

By:	/s/ David Meister
Name:	DLM Capital Advisory LLC
Title:	President

STOCKHOLDER:

By:	/s/ Allen Benello
Name:	Allen Benello
Title:

Signature Page to Vitality Financial, Inc.
Agreement and Plan of Merger

SCHEDULE I

Stockholder	Class of Stock (C = Common) (P = Series A Preferred)	No. of Shares	Cert. No.(s)	Domicile Address	Shares of Series E Preferred Received
George Joseph Siedel	C	2,250,000	001	100 Duncan Way, Oakland, CA 94611	0
Christopher Chen	C	2,250,000	002	1450 Vallejo Street, Apt. 203, San Francisco, CA 94105	0
Housatonic Principals Fund, LLC	P	661,725	A-001	44 Montgomery Street, Suite 4010, San Francisco, CA 94104	22,675
Zishan Investments LLP	P	529,340	A-002	Reforma 2570-117, Lomas Chapultepec, 11000 C.P., Mexico, D.F., Mexico	18,139
Bradford Stroh	P	264,690	A-003	25 Saddleback, Portola Valley, CA 94028	9,070
Cambria Ventures, LLC	P	264,690	A-004	2055 Woodside Road, Suite 195, Redwood City, CA 94061	9,070
QMC Partners – D, LLC	P	132,345	A-005	1450 Ashford Avenue – PH, San Juan, Puerto Rico, 00907	4,535
Central Illinois Anesthesia Services Ltd. Profit Sharing Plan	P	132,345	A-006	1308 Sanchez Avenue, Burlingame, CA 94010	4,535
Andrew Housser	P	132,345	A-007	285 Ridgeway Road, Woodside, CA 94062	4,535
Joseph Yang and Kathleen Hsu Revocable Trust	P	66,172	A-008	45 Sunnycrest Avenue, Mill Valley, CA 94941	2,267
Silverado Kids, LLC	P	66,172	A-009	55-220 Kulani Street, #1971, Laie, HI 96762	2,267
Weber River Assets, LLC	P	66,172	A-010	55-220 Kulani Street, #1971, Laie, HI 96762	2,267
Brombies, LLC	P	66,172	A-011	55-220 Kulani Street, #1971, Laie, HI 96762	2,267
Vikram A. Kashyap	P	66,172	A-012	30347 Rhone Drive, Rancho Palos Verdes, CA 90275	2,267

Schedule I – Page 1 of 2

Vince Monical	P	66,172	A-013	380 Hampton Road, Piedmont, CA 94611	2,267
Rohit R. Shah	P	52,938	A-014	c/o Ospraie Management 320 Park Ave, 27th Floor New York, NY 10010	1,814
The Jeffrey G. Fluhr Trust Dated 11/8/05	P	39,703	A-015	200 Locust Street San Francisco, CA 94118	1,361
Aleem Choudhry	P	26,469	A-016	640 Davis Street, #17, San Francisco, CA 94111	907
Helen L. Siedel	P	26,469	A-017	2103 Devonshire Rd., Ann Arbor, MI 48104	907
Ben Tarbell	P	26,469	A-018	595 E. Meadow Drive, Palo Alto, CA 94306	907
Aaron Zagha	P	26,469	A-019	313 W. 14th Street, Apt. 4F, New York, NY 10014	907
Abraham Romanowsky	P	26,469	A-020	8994 January Place, San Diego, CA 92122	907
Jonathan Romanowsky	P	26,469	A-021	927 Elm Street, San Carlos, CA 94070	907
DLM Capital Advisory LLC	P	13,234	A-022	201 E. 80th Street, #16F, New York, NY 10075	454
Allen Benello	P	66,172	A-023	2288 Union Street, San Francisco, CA 94123	2,268

Totals		7,345,373			97,500

Schedule I – Page 2 of 2

EXHIBIT A

Additional Definitions

For purposes of the Agreement (including this Exhibit A and the Disclosure Schedule):

Affiliate.  "Affiliate" shall mean any Person under common control with a party within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

Brooks Lawsuit.  "Brooks Lawsuit" means that certain lawsuit captioned Jonathan Brooks vs. Vitality Financial, Inc. et al, Case No. 30-2010-00387650, pending in the Superior Court of California for the County of Orange, and any appeal therefrom, together with any other litigation, arbitration or other suit or action arising out of the same or related facts that formed the basis for such lawsuit.

Business Day.  "Business Day" means any day except Saturday, Sunday or any day on which banks are generally not open for business in San Francisco, California or Portland, Oregon.

COBRA.  "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code.  "Code" shall mean the Internal Revenue Code of 1986, as amended.

Class A Common Stock.  "Class A Common Stock" shall mean the Class A Common Stock, no par value, of Parent.

Company Affiliate.  "Company Affiliate" shall mean any Person under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

Company Capital Stock.  "Company Capital Stock" shall mean the Company Common Stock and the Company Series A Preferred Stock.

Company Charter Documents.  "Company Charter Documents" shall mean the Company's Certificate of Incorporation and Bylaws, each as amended as of the date of this Agreement.

Company Common Stock.  "Company Common Stock" shall mean the Company's common stock, par value $0.001 per share

Company Contract.  "Company Contract" shall mean any Contract to which the Company is a party.

Company Employee.  "Company Employee" shall mean any current or former employee, consultant, independent contractor or director of the Company or a Company Affiliate.

Exhibit A

Company Employee Agreement.  "Company Employee Agreement" shall mean any management, employment, severance, change in control, transaction bonus, consulting, relocation, repatriation or expatriation agreement or other Contract between the Company or a Company Affiliate and any Company Employee, other than any such Contract that is terminable "at will" and without any obligation on the part of the Company or any Company Affiliate to make any payments or provide any benefits in connection with termination of such Contract.

Company Employee Plan.  "Company Employee Plan" shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, and whether funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to or required to be contributed to by the Company or any Company Affiliate for the benefit of any Company Employee, or with respect to which the Company or any Company Affiliate has or may have any liability or obligation; provided, however, than a Company Employee Agreement shall not be considered an "Company Employee Plan."

Company Option.  "Company Option" shall mean an option to acquire shares of Company Common Stock from the Company, whether vested or unvested.

Company Option Plan.  "Company Option Plan" shall mean the Company's 2008 Stock Ownership Incentive Plan.

Company Pension Plan.  "Company Pension Plan" shall mean any (a) Company Employee Plan that is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA, or (b) other occupational pension plan, including any final salary or money purchase plan.

Company Series A Preferred Stock.  "Company Series A Preferred Stock" shall mean the Company's Series A Preferred Stock, par value $0.001 per share.

Consent.  "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract.  "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, certificate, warranty, proxy, insurance policy, benefit plan or legally binding commitment, arrangement or undertaking of any nature.

Customer Contract.  "Customer Contract" means an agreement for the provision of any product or services to a customer in the ordinary course of the Company's business and on a non-exclusive basis.

Damages.  "Damages" shall include any loss, Liability, damage (including, but not limited to, consequential, indirect and special damages), injury, diminution in value, lost profits, claim, demand, interest, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' and consultants' fees and expenses), charge, cost (including costs of investigation, defense against or settlement of any of the foregoing) or expense of any nature; provided, however, that "Damages" shall not include punitive damages, except to the extent owed to third parties.

Exhibit A

Encumbrance.  "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, or security interest of any nature whatsoever.

Entity.  "Entity" shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Environmental Law.  "Environmental Law" shall mean any applicable federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any applicable Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

ERISA.  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

EVWAP. "EVWAP" has the meaning given in Parent's Articles of Incorporation.

Exchange Act.  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

GAAP.  "GAAP" shall mean generally accepted accounting principles in the United States.

Governmental Authorization.  "Governmental Authorization" shall mean any:  (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body.  "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

Government Bid.  "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

Exhibit A

Government Contract.  "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

Indebtedness.  "Indebtedness" shall mean of any Person shall mean, as of any specified date, the amount equal to the sum (without any double-counting) of the following obligations (whether or not then due and payable), to the extent they are of such Person or its Subsidiary or guaranteed by such Person or its Subsidiary, including through the grant of a security interest upon any assets of such Person: (i) all outstanding indebtedness for borrowed money owed to third parties, (ii) accrued interest payable with respect to indebtedness referred to in clause (i), (iii) all obligations for the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, releases of "holdbacks" or similar payments, but excluding any such obligations to the extent there is cash being held in escrow exclusively for purposes of satisfying such obligations) ("Deferred Purchase Price"), (iv) all obligations evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible) or arising under indentures, (v) all obligations arising out of any financial hedging, swap or similar arrangements, (vi) all obligations as lessee that would be required to be capitalized in accordance with GAAP, (vii) all obligations in connection with any letter of credit, banker's acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction and (viii) the aggregate amount of all prepayment premiums, penalties, breakage costs, "make whole amounts," costs, expenses and other payment obligations of such Person that would arise (whether or not then due and payable) if all such items under clauses (i) through (viii) were prepaid, extinguished, unwound and settled in full as of such specified date.  For purposes of determining the Deferred Purchase Price obligations as of a specified date, such obligations shall be deemed to be the maximum amount of Deferred Purchase Price owing as of such specified date (whether or not then due and payable) or potentially owing at a future date.

Indemnitees.  "Indemnitees" shall mean the following Persons:  (a) Parent; (b) Parent's current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; provided, however, that the stockholders of the Company shall not be deemed to be "Indemnitees."

Intellectual Property.  "Intellectual Property" shall mean any of the following and any tangible embodiments thereof: algorithms, APIs, apparatus, databases, data collections, development tools, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, web sites, works of authorship (such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries) and other forms of technology.

Exhibit A

Intellectual Property Rights.  "Intellectual Property Rights" shall mean all rights of the following types, which exist under the laws of any jurisdiction: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) rights in domain names; (f) other intellectual property rights in Intellectual Property; and (g) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses "(a)" through "(f)" above.

IRS.  "IRS" shall mean the United States Internal Revenue Service.

Key Stockholders.  "Key Stockholders" means Chris Chen and George Joseph Siedel.

Knowledge.  An individual shall be deemed to have "Knowledge" of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter; or (b) reasonable inquiry of Company Employees would have made such individual actually aware of such fact or other matter.  The Company shall be deemed to have "Knowledge" of a particular fact or other matter if any Key Stockholder has Knowledge of such fact or other matter.  An Entity shall be deemed to have "Knowledge" of a particular fact or other matter if any director, officer, partner or other Representative of such Entity has Knowledge of such fact or other matter.

Legal Proceeding.  "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement.  "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, including any Environmental Law.

Liability or Liabilities. "Liability" or "Liabilities"  shall mean, with respect to any Person, all liabilities of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including but not limited to accounts payable, royalties payable, and other reserves, accrued bonuses, accrued vacation, employee expense obligations, deferred revenue and all other liabilities of such Person or any of its subsidiaries, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP, including, with respect to the Company, Indebtedness.

Material Adverse Effect.  "Material Adverse Effect" shall mean any change, event, effect, claim, circumstance or matter that (considered together with all other changes, events, effects, claims, circumstances or matters) is, or could reasonably be expected to be or to become, materially adverse to the business, condition, assets, capitalization, liabilities, results of operations, financial performance, prospects or contractual relationships of the Company.

Exhibit A

Order.  "Order" shall mean any order, writ, injunction, judgment or decree.

Permitted Encumbrances.  "Permitted Encumbrances" means:  (a) liens for Taxes not yet due and payable; (b) liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent; and (c) purchase money liens and liens to secure obligations to landlords, lessors or renters under leases or rental agreements not yet delinquent.

Person.  "Person" shall mean any individual, Entity or Governmental Body.

Pre-Closing Tax Period.  "Pre-Closing Tax Period" shall mean any taxable period or portion thereof ending on or prior to the Effective Time.

Representatives.  "Representatives" shall mean officers, directors, employees, partners, agents, attorneys, accountants, advisors and representatives.

SEC.  "SEC" shall mean the United States Securities and Exchange Commission.

Share Value.  "Share Value" shall mean:

(a)           for the first 18 months following the Effective Time, $10.00 per share of Series E Preferred Stock; and

(b)           thereafter, an amount determined by multiplying (i) the number of shares of Class A Common Stock into which the Series E Preferred Stock is then convertible, or has been converted, if applicable, by (ii) the then applicable "EVWAP" determined with respect to the Class A Common Stock pursuant to the Parent's Articles of Incorporation.

Stockholders.  "Stockholders" shall mean the holders of Company Capital Stock.

Subsidiary.  An Entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Tax or Taxes.  "Tax" or, collectively, "Taxes" shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this definition as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

Exhibit A

Tax Return.  "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Exhibit A

EXHIBIT B

Form of Certificate of Designation
(Series D and E Preferred Stock)

Exhibit B

EXHIBIT C

Special Indemnity Items

1.	Any Damages incurred by any Loss Party with respect to any claim against the Company by Accretive Health or its affiliates due to the actions or inactions of Chris Chen.

2.
Any Damages exceeding the Excess Cash Amount incurred by any Loss Party with respect to the Brooks Lawsuit, it being understood that certain cash remaining in the Company at Closing will be used initially to pay such Damages pursuant to Section 5.5(b), and thereafter shares of Series E Preferred Stock will be used to satisfy any indemnity claims pursuant to Section 8.

Exhibit C